Exhibit 16

April 11, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MetaSolv, Inc. and, under the date of March 28, 2005, we reported on the consolidated financial statements of MetaSolv, Inc. as of December 31, 2004 and 2003 and for the three-year period ended December 31, 2004. On April 5, 2005, our appointment as principal accountants was terminated. We have read MetaSolv, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 11, 2005, and we agree with such statements, except we are not in a position to agree or disagree with MetaSolv, Inc.’s statements that (1) on April 5, 2005, the Audit Committee of the Board of Directors of MetaSolv, Inc. notified Grant Thornton LLP (Grant Thornton) that it was being engaged to serve as the Company’s independent public accountants effective immediately; (2) the appointment of Grant Thornton and the dismissal of KPMG were approved by the Audit Committee; (3) or the statements made by the Company in the fifth paragraph under Item 4.01 of such Form 8-K.

Very truly yours,

/s/ KPMG LLP